                                   EXHIBIT 11
                               HOENIG GROUP INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                             Three Months Ended
                                                      ---------------------------------
                                                       Primary and           Primary and
                                                     Fully Diluted         Fully Diluted
                                                        3/31/97               3/31/96
                                                        -------               -------
EARNINGS:
Net Income                                             $  873,755             $  755,430
                                                       ==========             ==========

NUMBER OF SHARES:
Weighted average of shares outstanding                  9,545,644              9,125,090
Additional shares assuming conversion
  of outstanding options and warrants                     328,680                 72,215
                                                         --------            -----------
Average shares and equivalents outstanding              9,874,324              9,197,305
                                                        =========              =========
Primary and fully diluted
   earnings per share                                  $      .09             $      .08
                                                       ==========             ==========



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